UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Dean Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

FOCUS Annual Meeting Voting Considerations

Compensation Related Matters
• Dean Foods is soliciting your advisory vote on our executive compensation program
• ISS recommends voting “FOR” approval of our executive compensation program while Glass
Lewis recommends “AGAINST” approval of our program
• Dean Foods is committed to a pay-for-performance philosophy
• The Company provided significant stockholder value during 2012 and 2013
– Completed the initial public offering of WhiteWave in October 2012
– Entered into an agreement relating to the sale of the Morningstar division and completed the sale in January
2013
– Strong performance across all segments of the Company’s business
– Generated free cash flow of approximately $156 million in 2012
– Repaid approximately $1.4 billion of debt in 2012
– DF stock price increased approximately 47.4% during 2012 and has increased approximately 15.4% in 2013 (as of May 9, 2013)
• 2012 Increase (47.4%) - Closing Price on12/30/11: $11.20; Closing Price on 12/31/2012: $16.51
• 2013 Increase (15.4%) – Closing Price on 12/31/12: $16.51; Closing Price on 5/9/13: $19.06
– Announced spin-off of a portion of remaining interest in WhiteWave effective as of May 23, 2013

Compensation Related Matters
• Dean Foods has implemented corporate governance best practices
– Change in Control Agreements (“CIC Agreements”)
• Eliminated tax gross-ups from future CIC agreements in 2011
• Eliminated the “modified single trigger” provision in CIC agreements in May 2013 so all CIC agreements have “double triggers”
• Gregg Tanner, Chief Executive Officer, and other executive officers agreed to amend existing CIC agreements to eliminate tax gross-ups and to move to “double triggers”
– Gregg Tanner voluntarily removed himself as a participant in the Company’s executive retention plan for the performance period ended December 31, 2013
– The Board has adopted stock ownership guidelines for executive officers
– Tom Davis was appointed as an independent Chairman of the Board in May
2013

Compensation Related Matters
• ISS recommends voting “FOR” approval of our executive compensation program
– ISS originally recommended voting against approval of our executive compensation program but reversed its recommendation after the Company eliminated the “modified single trigger”
provisions from its CIC agreements and Mr. Tanner entered into a new CIC agreement
– ISS notes that pay-for-performance is a “low” concern
• Glass Lewis recommends voting “AGAINST” approval of our executive compensation program and the election of Tom Davis as a director because he serves on the Compensation Committee
– We strongly disagree with Glass Lewis’ analysis, which criticizes the Company’s pay-for-
performance
– Glass Lewis states that the Company “performed worse than its peers” despite an approximate
47.4% increase in the Company’s stock price during 2012.  The Company believes that any
“pay-for-performance” analysis that criticizes an approximate 47.4% increase in stock price and associated increase in TSR (Total Shareholder Return) is fundamentally flawed.

Accelerated Vesting of Equity Awards
• A stockholder proposal urges the Board to adopt a policy prohibiting the full acceleration of equity awards upon a change in control of the Company
• ISS and Glass Lewis each recommend voting “FOR” this proposal
• We strongly disagree with ISS’ and Glass Lewis’ recommendations and the Board recommends voting “AGAINST” this proposal
– Accelerated vesting allows the management team to remain objective and focused on protecting stockholder value in a change in control transaction, removes some of the uncertainty for executives, including potential job loss, from such a transaction, and helps management avoid potential conflicts of interest and distractions that could exist in a change in control transaction
– None of the companies in our peer groups have adopted the proposed policy so we would be at a significant disadvantage in recruiting and retaining key executives
– The proposed policy disproportionately punishes senior executives as they may not have the opportunity to realize value from their outstanding incentive equity awards

Equity Retention Guidelines
• A stockholder proposal seeks to urge the Compensation Committee to adopt a policy requiring the retention by senior executives of at least 75% of shares received through compensation programs until retirement or termination
• Glass Lewis recommends voting “AGAINST” this proposal noting that such a policy “may hinder the ability of the compensation committee to attract and retain executive talent” and that the Company’s stock ownership guidelines “sufficiently address the requests of this proposal”
• ISS recommends voting “FOR” this proposal
• We strongly disagree with ISS recommendation and the Board recommends voting “AGAINST” this proposal
– The Board has adopted minimum stock ownership guidelines for executive officers
– Current compensation programs provide balance between ensuring that management’s efforts are consistent with long-term objectives of stockholders while permitting executives to prudently manage their own financial affairs
– The proposed policy is uncommon among our peers and would impair our ability to recruit and retain key executives

Independent Chair
• A stockholder proposal seeks to urge the Board to adopt a policy requiring an independent Chairman of the Board
• On May 1, 2013, Mr. Tom Davis, an independent director, was appointed as the
Chairman of the Board
• ISS recommends voting “AGAINST” this proposal
– Originally, ISS recommended voting “FOR” such proposal but reversed the recommendation after the Board appointed an independent chairman on May 1st
• Glass Lewis recommends voting “FOR” this proposal and has not updated their analysis of this proposal to account for the appointment of Mr. Davis as the independent Chairman of the Board on May 1st